UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 11, 2009

MEDICINOVA, INC.

(Exact name of Registrant as Specified in Its Charter)

DELAWARE	001-33185	33-0927979
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4350 LA JOLLA VILLAGE DRIVE, SUITE 950, SAN DIEGO, CA	92122
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 373-1500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

MediciNova, Inc. (the “Company”) and Danerius, LLC, an affiliate of Alan W. Dunton, M.D., one of the directors of the Company, have entered into a Consulting Agreement dated June 12, 2009 (the “Consulting Agreement”) under which Danerius, LLC will provide consulting services to the Company related to the Company’s product development programs at a rate of $27,500 per month. The Consulting Agreement will last for a four month period, subject to either party providing written notice of termination or the Company terminating the agreement for breach. Under the Consulting Agreement, Danerius, LLC may not disclose the Company’s confidential and proprietary information and must assign to the Company any inventions or other proprietary information discovered during his service as a consultant. A copy of the Consulting Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Dr. Dunton, the principal of Danerius, LLC, a consulting firm for the biotechnology and pharmaceutical industries, has been responsible for the successful worldwide development and approval of over 20 commercially successful prescription and over-the-counter drug products. During the past 15 years, Dr. Dunton has held senior executive positions at a number of biotechnology and pharmaceutical companies, including Panacos Pharmaceuticals, Inc., Metaphore Pharmaceuticals, Inc., Emisphere Technologies, Inc., Johnson & Johnson, The Janssen Research Foundation (a Johnson & Johnson company) and the R.W. Johnson Pharmaceutical Research Institute (a Johnson & Johnson company). In addition, Dr. Dunton has held positions in clinical research and development at Syntex Corporation, CIBA-GEIGY Corporation and Hoffmann La Roche Inc. Dr. Dunton holds a M.D. degree from New York University School of Medicine, where he completed his residency in internal medicine. He also was a Fellow in Clinical Pharmacology at the New York Hospital/Cornell University Medical Center.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

Dr. Dunton resigned from the Company’s Audit Committee effective at the close of business on June 12, 2009. As a result of Dr. Dunton’s resignation, the Audit Committee consists of only two members, one less than the three member minimum set forth in NASDAQ Marketplace Rule 5605(c)(2). The Company notified NASDAQ of its noncompliance with such Rule on June 15, 2009 and received notice from NASDAQ of the deficiency under such Rule on June 16, 2009. Pursuant to NASDAQ Marketplace Rule 5605(c)(4)(B), which provides a cure period of up to one year from the date of Dr. Dunton’s resignation to regain compliance with Rule 5605(c)(2), the Company has undertaken to fill the vacant position by the earlier of (1) its next annual shareholder meeting or (2) June 12, 2010.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Richard E. Gammans, Ph.D. and Michael E. Kalafer, M.D. resigned from their positions at the Company as Chief Development Officer and Chief Medical Officer, respectively, effective June 12, 2009.

Item 8.01	Other Events.

At the Company’s Annual Meeting of Stockholders held on June 11, 2009, the Company’s stockholders took the following actions:

First, the stockholders elected Yuichi Iwaki, M.D., Ph.D. to serve as the Company’s sole Class II director until the Annual Meeting of Stockholders in 2012 or until his successor is duly elected and qualified. As a result of the voting, 7,275,520 votes were cast in favor of electing Dr. Iwaki and 333,821 votes were withheld. As previously disclosed, Daniel Vapnek, Ph.D. did not stand for reelection, and his term as a director of the Company expired immediately after the meeting.

Second, the stockholders ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009. As a result of the voting, 7,548,741 votes were cast in favor, 23,900 votes were cast against and 36,700 shares abstained from voting.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Consulting Agreement dated June 12, 2009, by and between MediciNova, Inc. and Danerius, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICINOVA, INC.

Date: June 16, 2009	By:	/s/ Shintaro Asako
	Name:	Shintaro Asako
	Title:	Chief Financial Officer